Stage

Scenebot's "STAGE" app has transformed the talent discovery process, connecting artists, fans and industry professionals around the world through an engaging social media and content creation platform.


STAGE

Invest

$100 minimum investment

Deadline April 1, 2022
in a month

Share Price
$10

Total Raised
$10,660

Valuation
$25,271,200

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Scenebot, Inc. combined its two thriving platforms, Scenebot and Scenebot STAGE, to form a new app, STAGE. **With over 300,000 combined users** and a team of top professionals in the entertainment industry, STAGE is changing the way talent is discovered online.

Scenebot STAGE is a social media network and content creation platform for aspiring actors, singers, dancers, musicians, and artists of all kinds around the world with aspirations to grow their fan base and have success in places such as Hollywood.

The three main user types on the Scenebot STAGE app are industry professionals looking for rising talent, talented creators with aspirations of making it as an entertainer and casual users.

We provide a dynamic, global platform, available from any device, to a new generation of entertainers and artists who exist online. STAGE is a safe haven for artists to showcase their talents to fans and over **125 top entertainment industry professionals.**

SUCCESS TO DATE

- Onboarded 300,000+ users across the scenebot platform
- To date we have helped 800+ artists find representation, with many of our artists now appearing on major networks and streaming services

> **Netflix**
>
> **NBC**
>
> **CBS**
>
> **ABC**
>
> **Broadway**

- 125 industry pros from world-renowned organizations

> The Osbrink Agency
>
> CESD Talent Agency
>
> A3 Agency
>
> DDO Agency

- Management team with invaluable entertainment industry experience, casting credits such as:

> Victorious
>
> Henry Danger/Danger Force
>
> Zoey101
>
> iCarly
>
> The Amanda Show
>
> Drake & Josh

- Our vision of the new app is to bring all of the success together with an impressive monetization strategy including an NFT marketplace for artists

PAST SUCCESS



Eliza Pryor

After rising to the top on Scenebot STAGE, Eliza Pryor's singing and acting career took off. She was spotted by Senebot's industry pros and booked a leading role on the Netflix Series "Team Kaylie," and recently performed on *The Kelly Clarkson Show*.


MAKE UP YOUR MIND
RENE MILLER

Rene Miller

Scenebot STAGE sponsored Rene's performance at MUSEXPO, where he was quickly signed by Sony Music in Europe. Rene has since released original music on Spotify and amassed over 3MM plays with 90,000 monthly listeners.



Morgan Dudley

After performing at STAGE Live in 2019, Morgan landed a guest starring role on Henry Danger. Morgan also booked a role in the Netflix movie "The Prom" and just booked a lead role on Broadway premiering in October 2021!



Parker Weathersbee

Parker wowed an audience of industry pros at Scenebot's first STAGE Live event. After fielding multiple offers for representation, he is now starring in the touring production of "Les Misérables".

PROBLEM

The entertainment industry has proven to be a daunting sector to navigate. Oftentimes, entertainers are charged exorbitant fees just for the opportunity to be seen by industry pros! Current challenges for artists include:

- **Expense** - talent scouting services are expensive, requiring travel to major events across the U.S. that charge exorbitant fees
- **Difficult to Get Started** - aspiring entertainers struggle getting their foot in the door without the right connections and resources
- **Limited Accessibility and Curation of Online Talent** - industry professionals have trouble using social media to find consistent and reliable rising talent

Until Now!

SOLUTION

Created by Stuart Alexander and Krisha Bullock, a top youth casting director, Scenebot was created to help artists avoid high cost showcases and cattle calls and give them a free, safe alternative to perform for legitimate industry pros and help jumpstart their careers.

- **Free to Download STAGE** (App store & Google Play)- no cost to download the stage platform and upload auditions in hopes of being discovered by an Industry Professional
- **Connect with Industry Professionals (~125)**- anyone, anywhere in the world can be seen for free regardless of their existing connections or financial limitations
- **Democratizes Talent Discovery**- creates a more inclusive talent discovery process by reducing barriers to entry
- **Showcase Online Talent**- provides industry professionals a dedicated and proven platform to search for and find the best rising talent

While we believe that it is valuable for artists to pay for proper training, we don't believe anyone should have to pay to get seen!

STAGE Features

- Weekly challenges and competitions spotlighting winners in the Top 10
- Non-fungible token marketplace where users can invest in and support other artists
- Engaging social networking platform for casual users
- Competitions among fans in an immersive gaming environment to discover top talent

Our content creation discovery feed provides artists the ability to grow their fan base and be scouted by top industry pros. Industry professionals can search the platform for trending and popular users to sign and represent.


scenebot
STAGE
is making dreams come true!

BUSINESS MODEL

Stage App 2


Marketing
Acquire Users
Monetize Revenue Channels

Monetization of five revenue channels across two platforms, including:

1. Marketplace transactions (in-app purchases, NFT's, Training opportunities etc.)
2. Sponsorships
3. Advertising
4. Pro membership fees
5. Talent discovery contracts

We are currently working with a top marketing firm, who has successfully grown over 2,100 brands! The full-service marketing agency plans to assist Scenebot in the preparation of an aggressive growth marketing strategy to drive user acquisition, supported by organic and word-of-mouth discovery.

MARKET

Talent discovery has experienced a monumental shift in recent years, those who aren't utilizing online platforms such as Scenebot's STAGE app are hindering their ability to be seen.

In 2018, global mobile app revenues amounted to over $365 billion. In 2023, mobile apps are projected to generate more than **$935 billion U.S.** in revenues via paid downloads and in-app advertising [1].

The global social media market is expected to grow from $94.83 billion in 2020 to $102.62 billion in 2021 at a compound annual growth rate (CAGR) of 8.2% [2].

The top grossing mobile gaming apps published in the Google Play Store generated over $40 million U.S. in app revenues each. With STAGE being available on **both** the App Store and Google Play, we have a tremendous opportunity to provide value in a multitude of ways to many different people.

number of smartphone users in the U.S. from 2018 to 2025 (in millions)


Number of smartphone users in the United States from 2018 to 2025 (in millions)*
Smartphone users in millions
350
300
250
200
150
100
50
0
274.1
287.76
294.15
298
301.65
305.1
308.39
311.53
2018
2019
2020
2021*
2022*
2023*
2024*
2025*
Sources
Statista Digital Market Outlook; Statista
© Statista 2021
Additional Information:
United States; eMarketer; Statista Digital Market Outlook; 2021; Individuals of any age who own at least one smartphone
least once per month.

TEAM

A management team with extensive industry experience



Steve Mandell

CEO

Steve Mandell was recently brought in to serve as CEO for Scenebot. As an entertainment attorney, entrepreneur and brand and marketing expert, Steve has more than thirty years of experience in negotiating top tier national and international agreements in sports, media, business, licensing, and brand development. He has structured deals with numerous professional sports teams, media networks, multi-channel and publishing companies.

Steve is focused on helping Scenebot realize its potential and become an influential powerhouse in the entertainment industry as the premier social network for aspiring entertainers.



Stuart Alexander

Founder & President

Stuart Alexander is a former child actor with a passion for making kids' dreams come true. Over his years in watching what was going on in the industry, Stuart saw a problem and decided to change it. Inspired to create a free alternative to expensive showcases and talent scouting services, Stuart founded Scenebot with his casting director wife, Krisha Bullock. Stuart has spent over 30 years in the entertainment industry as a professional screenwriter, film director and producer in Los Angeles.



Mike Hennesy

Founder & COO

Mike Hennesy is an accomplished leader in the information technology field, with over nineteen years of experience successfully executing technology operations for a variety of industries.

Mike is also a serial entrepreneur and, throughout his career, has been involved with several successful startups. He co-founded Scenebot with Stuart Alexander and brings the needed cross- functional expertise around the rapidly evolving digital landscape. Mike is excited about the possibilities for Scenebot as the perfect match-up of tech and entertainment and how the platform levels the playing field for actors all over the world.



Antonio Dutra

Founder & Chairman

Antonio Dutra founded Nova Cheese in 1986 and laid the groundwork for a revolution in the goat cheese industry. Antonio then successfully acquired Woolwhich Dairy Inc. in 1988 and transformed it into one of the largest manufacturers in North America. After a successful acquisition in 2015, Antonio now applies his entrepreneurial mindset to new ventures, including founding 6Link Venture Collective and as co-founder, Chairman of the Board and sole investor of the Scenebot and Scenebot STAGE apps.


SBDC

Jordan Edelson

Technical Advisor

Jordan Edelson joined the Scenebot team at the end of 2020 to reimagine and combine the STAGE and Scenebot platforms into one viral social media product. Jordan is a Forbes 30 under 30 seasoned entrepreneur and CEO/founder of the groundbreaking digital agency, Appetizer Mobile. Jordan prides himself on his ability to innovate and ideate new concepts in the mobile space. Jordan's long history as an entrepreneur, from the early age of 17, has included starting multiple companies such as Game Broadcasting Live, a digital streaming video game broadcasting channel that premiered on Time Square's Jumbotron screens, and eSportsTV. One of his most notable accomplishments with Appetizer Mobile was receiving direct praise from Steve Jobs on two mobile applications that were featured in two National Apple iPad commercials, "iPad is Electric" and "We Believe," featuring the #1 best selling educational application Montessorium's "Intro to Letters" and "Intro to Math."



Krisha Bullock

Senior Advisor, Industry Liaison

Krisha Bullock is a co-founder and advisor for Scenebot. Given Krisha's specialty in youth programming and entertainment, it was a natural progression for her to develop a platform focused on young actors that enables them to be seen by entertainment industry pros from around the world. Krisha's credits include Emmy-nominated hit shows "Victorious" and "iCarly," in addition to "Henry Danger," "Game Shakers," "Drake and Josh," "Zoey 101," "All That," "The Amanda Show" and the TV movie "Merry Christmas, Drake & Josh," as well as the television pilots for "Gibby" and "Sam & Cat." In addition to her casting career, Krisha has been a mentor and teacher to thousands of hopeful young actors, helping them break into the industry by teaching them the dos and don'ts of auditioning and how to navigate the industry.



Billy Mann

Advisor

Over a 25-year period, Billy Mann has built his career from street musician to recording artist to entrepreneur and music industry executive. In the process, he has written songs and/or produced records for/with an array of artists, including Pink, John Legend, Celine Dion, Backstreet Boys, David Guetta, Kelly Rowland, Jessica Simpson, Ricky Martin, Anastacia, Art Garfunkel, Sting, Joss Stone, Robyn, Grover Washington, Jr., Chaka Khan, Paula Abdul, and Cher.



Kevin Harrington

Advisor

As an original "shark" on the hit TV show "Shark Tank," the creator of the infomercial, pioneer of the "As Seen on TV" brand, and co-founding board member of the Entrepreneur's Organization, Kevin Harrington has pushed past all the questions and excuses to repeatedly enjoy 100X success. His legendary work behind the scenes of business ventures has produced more than $5 billion in global sales, the launch of more than 500 products, and the making of dozens of millionaires. Kevin has launched massively successful products like The Food Saver, Ginsu Knives, The Great Wok of China, The Flying Lure and many more. He has worked with amazing celebrities- turned-entrepreneurs, including Billie Mays, Tony Little, Jack LaLanne and George Foreman, to name a few.

Kevin has been called the Entrepreneur's Entrepreneur and the Entrepreneur Answer Man, because he knows the challenges unique to start-ups and has a special passion for helping entrepreneurs succeed.

FOOTNOTES

[1] Worldwide mobile app revenues in 2014 to 2023
[2] Social Media Global Market Report 2021

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
App Development	$237,750	23.8%
Marketing	$237,750	23.8%
Production	$237,750	23.8%
App Maintenance	$237,750	23.8%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, Series B, under registration exemption 4(a)(6), in Scenebot, Inc., doing business as Stage. This offering must raise at least $10,000 by April 1, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Stage may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,627,120 shares
× $10 per share

$26,271,200 implied valuation

FINANCIALS

Stage's official name is Scenebot, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on September 28, 2021

Form C/A on November 30, 2021

Form C/A on January 26, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

Jan 26, 2022 • Filed Form C/A

Nov 30, 2021 • Filed Form C/A

Sep 28, 2021 • Primary offering of 100,000 shares at $10

Sep 28, 2021 • Filed Form C

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